Exhibit 10.4

Member FINRA / SIPC
David I.  Goodfriend, JD/MBA
Senior Managing Director
Investment Banking
Telephone (212) 269-7271 Facsimile (212) 269-7330

Mr. David Goodwin, Chairman, CEO and President
ContinuityX Solutions, Inc.
610 State Route 116
Metamora, IL 61548

INVESTMENT BANKING AGREEMENT

This agreement ("Agreement") is made and entered into this August 9, 2012, between JH DARBIE & Co., INC, ("JHD") and CONTINUITY SOLUTIONS, INC. (together with all subsidiaries, affiliates, successors and other controlled units, either existing or formed subsequent to the execution of this engagement, collectively, the ("Company").

 In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of hereby acknowledged, the parties hereto agree as follows:

1.	The Company hereby engages JHD upon the terms and conditions as set forth herein as its non-exclusive placement agent and investment banker, provided, however, that JHD is engaged by the Company on an exclusive basis only with respect to the names (together with all subsidiaries, affiliates. successors and other controlled units, either existing or formed subsequent to the execution of this agreement, individually, an "Investor" and collectively, the “Investors”) set forth on Exhibit A (as amended and supplemented from time to time as agreed by both the Company and JHD, attached hereto and made a part hereof “Exhibit A”) with respect to Financing and/or Transactions (as defined below) and similar matters upon the terms and conditions set forth herein. In that regard will assist the Company in identifying, analyzing, structuring, negotiating and financing suitable business opportunities which the Company may take advantage of by purchase or sale of stock or assets, assumption of liabilities, merger, consolidation, tender offer, joint venture, financing arrangement or any similar transaction or combination thereof. JHD understands that the Company seeks Financing, of approximately 510,000.000 from the sale of securities of the Company. It is acknowledged and agreed that any Financing and/or Transaction is on a best efforts basis only. This Agreement should not be construed as a firm commitment or guarantee of any Financing and/or Transaction. JHD and the Company agree and acknowledge that the decision to consummate a Financing and/or Transaction shall be in the Company's sole and absolute discretion.

2.	Except as otherwise specified in Paragraph 6 hereof, this Agreement shall be effective for a period of nine (9) months commencing upon the execution hereof and shall continue thereafter unless and until terminated on thirty days written notice by either party to the other party.

3.	During the term of this Agreement JHD shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that JHD shall not be required to undertake duties not reasonably within the scope of the financial advisory or investment banking services contemplated by this Agreement. It is understood and acknowledged by the parties that the value of JHD's advice is not readily quantifiable, and that JHD shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in so doing.

4.	JHD shall render such other financial advisory and investment and/or investment banking services as may from time to time be agreed upon in writing by JHD and the Company

JH Darbie & Co., Inc.
99 Wall Street, 6th Floor, New York, NY 10005

5.	In consideration for the services rendered by JHD to the Company pursuant to this Agreement, the Company shall compensate JHD as follows:

A. Upon the execution of this Agreement, the Company shall issue to JHD (and/or its designees) a nonrefundable retainer fee in the form of 35,000 restricted shares of common stock of the Company (the “Retainer Fee”). The Retainer Fee shares shall have customary piggyback registration rights for a period of one year from the date of issuance

B. Upon the closing of each Financing with any one or more of the Investors, the Company shall pay to JHD a cash fee equal to seven percent (7%) of the gross proceeds in such Financing (the "Financing Fee"). Securities acquired or otherwise received by financing sources are referred to as ("Securities"). In addition, at the closing of each Financing with any one or more of the Investors, the Company shall issue to JHD) and/or its designees 600,000 Warrants (the “Warrants”) to purchase 600,000 shares of the common stock of the Company. The Warrants shall be exercisable for a period of five years from the date of Closing with an exercise price per share equal to $0.24 per share. The terms of the Warrants shall be set forth in one or more agreements (the "Warrant Agreements”) in form and substance reasonably satisfactory to JHD and the Company. The Warrant Agreements shall contain customary terms, including without limitation, provisions for cashless exercise, change of control, price based anti-dilution, and customary demand and piggyback registration rights. In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non-renewal or termination, JHD shall be entitled to a full fee as provided under Paragraph 5 hereof, upon the receipt of proceeds by the Company from the exercise of any of the Securities (i.e. options. warrants, and or similar securities). For the purposes of this Agreement the term "Financing" shall mean any debt financing, equity investment in the Company, and/or royalty agreement, or any combination thereof (i.e., where the funds are received by the Company, as distinct from funds received by selling shareholders), other than a Transaction as set forth in Paragraph 5C below. Financing shall be deemed to include total value or Securities sold directly or indirectly, in connection with the Financing, including proceeds received by the Company upon exercise of options, warrants and/or similar securities, and any amounts paid into escrow and any amount payable in the future whether or not subject to any contingency. Financing Fees stall be paid by the company to JHD at the first closing of any Financing, provided that the fee due to JHD as a result of consideration which is contingent upon the occurrence of some future event shall be paid by the Company to JHD at the receipt of such consideration.

C. At the first closing of each "transaction with any one or more of the Investors, the Company, shall pay to JHD and/or its designees a transaction fee equal to four percent (4%) of the Aggregate Consideration (as defined below) in the same form (i.e. securities, cash or otherwise) of the Aggregate Consideration in such Transaction (“Transaction Fee”).

For the purpose of this Agreement “Transaction” shall mean merger, spinoff, share exchange, stock swap, business combination or reorganization, acquisition of some or all of the securities or assets of another company, purchase or sale of some or all of the securities or assets of the Company joint venture, licensing agreement, distribution agreement or any similar transaction or combination thereof, "Aggregate Consideration" shall mean the total consideration (securities, cash, assets and all other property (real or personal, tangible or intangible) plus debt assumed) exchanged or received, or to be exchanged or received directly or indirectly by the Company or any of its security holders in connection with any such Transaction, including without limitation any amounts paid or received, or to be paid or received pursuant to any employment agreement, consulting, agreement covenant not to compete, earn-out or contingent payment right or similar arrangement, agreement or understanding, whether oral or written, associated with such Transaction. Transaction Fees shall be paid by the Company to JHD at the first closing of any Transaction, provided that the fee due to JHD as a result of consideration which is contingent upon the occurrence of some future event (e.g. earn out or the realization of' earnings projections) shall be paid by the Company to JHD at the receipt of such consideration.

6.	In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such non-renewal or termination, JHD shall be entitled to a full fee as provided under Paragraph 5 hereof, for any Financing(s) and/or transaction(s) with any one or more of the Investors set forth on Exhibit A that are consummated within a period of eighteen (18) months after non-renewal or termination of this Agreement.

JH Darbie & Co., Inc.
99 Wall Street, 6th Floor, New York, NY 10005

7.	In addition to the fees payable hereunder, and regardless whether any Transaction and or Financing set forth in Paragraph a hereof is proposed or consummated, the Company shall reimburse JHD, on an as incurred basis, for all reasonable fees and disbursements of JHD's outside counsel and JHD's reasonable travel and out-of-pocket expenses incurred in connection with the services performed by JHD pursuant to this Agreement, provided that all such reimbursements referenced in this Paragraph 7 shall be subject to the Company's prior approval.

8.	The Company acknowledges that all opinions and advice (written or oral), given by JHD to the Company in connection with JHD's engagement are intended solely for the benefit and use of the Company in considering the transaction or financing to which they relate, and the Company agrees that no person or entity other than the Company shall he entitled to make use of or rely upon the advice of JHD to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to JHD, or use JHD's name in any annual reports or any other reports or releases of the Company without JHD's prior written consent, which shall not he unreasonably withheld.

9.	The Company acknowledges that JHD and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict JHD in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company's business and properties.

10.	The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, JHD will use and rely on data, material and other information furnished to JHD by the Company. The Company acknowledges and agrees that in performing its services under this engagement, JHD may rely upon the data, material and other information supplied by the Company without independently verifying its accuracy, completeness or veracity, except to the extent JHD has actual knowledge to the contrary. The Company represents and warrants to JHD that all such information concerning the Company provided by the Company in response to requests made by JHD or otherwise, will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. JHD shall be under no obligations to make an independent appraisal of assets or an investigation or inquiry as to any information regarding, or any representations of, any other participant in a Transaction and/or Financing, and shall have no liability with regard thereto. The Company acknowledges and agrees that JHD will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by JHD of the Company or its business or assets. If, in JHD's opinion alter completion of its due diligence process the condition of the Company, financial or otherwise, and its prospects are not substantially as represented or do not fulfill JHD's expectations. JHD shall have the sole discretion to review and determine its continued interest in proposed Financings and/or Transactions. The Company further represents and agrees that (i) the Company is not obligated to pay our finder in connection with any proposed Financing and/or transaction with any one or more of the Investors pursuant to this Agreement and in any and all events that any parties other than JHD ("Other Parties”) seek compensation relating to the closing of any proposed Financing and or Transaction with any one or more of the Investors. JHD shall be entitled to receive its full compensation from the Company as set forth in this Agreement and that JHD shall have no obligation whatsoever to pay any other Parties, (ii) the Company shall deliver at the closing of each Financing and Transaction conducted hereunder (a) a certificate of each of the Company's President and Treasurer to the effect that the Company's information provided to the Investors does not contain any untrue statement of material fact or fail to state any material fact required to be stated therein or necessary to make the statement therein not misleading, and all necessary corporate approvals have been obtained to enable the Company to deliver the Securities in accordance with the terms of the Financing and/or Transaction, and (b) a 10b-5 opinion of counsel for the Company (which in the event of a transaction shall be provided on the combined company) satisfactory to JHD to the effect that the Company's information provided to the Investors does not (except with respect to the financial statements or forecasts as to which no opinion need be expressed) contain any untrue statement of material fact or fail to fate any material fact required to be stated therein or necessary to make the statements therein not misleading. in light of the circumstances in which they were made, and such other opinions as JHD and/or JHD's counsel shall reasonably require, (iii) as of the date hereof there is no litigation pending: or involving the business or property of the Company, (iv) the Company owns or possesses free of all encumbrances its assets, trademarks, patents. and copyrights necessary to conduct its business, (v) all taxes which are due and payable by the Company have been paid in full and the Company has no tax deficiency or claims outstanding or proposed against it, (vi) the financial statements of the Company present the financial position as of the date hereof and such financial statements have been prepared in accordance with generally accepted accounting principles, (vii) any Financing and or transaction shall only be conducted and sect. at the sole expense of the Company, through an escrow account and escrow agent that are both pre-approved by JHD, (viii) all “blue sky” legal work shall be performed by big the Company’s counsel at the Company's sole expenses and (ix) upon the closing of a Financing and/or Transaction by the Company with any one or more of the Investors during the term of this Agreement, the Company agrees that for a period of eighteen (18) months following expiration or termination of this Agreement. JHD shall have the first right of refusal to act as the Company's sole and exclusive agent for all Financings and/or transactions pursuant to the terms of this Agreement.

JH Darbie & Co., Inc.
99 Wall Street, 6th Floor, New York, NY 10005

11.	Since JHD will be acting on behalf of the Company in connection with its engagement hereunder, the Company and JHD have entered into a separate indemnification agreement substantially kitty in the form attached hereto as Schedule A and dated the date hereof providing for the indemnification of JHD by the Company. JHD has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement.

12.	JHD shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that JHD shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except may be agreed to expressly by the Company in writing from time to time.

13.	A. This Agreement, Exhibit A and the Schedule A attached hereto constitute the entire agreement and understanding of the parties hereto and supersede any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

B. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail return receipt requested or (ii) by facsimile to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

if to the Company, to:	ContinuityX Solutions. Inc.
610 State Route 116
Metamora, IL 61548
Attn: Mr. David Godwin, Chairman, CEO and President

if to JHD, to:	JH DARBIE &INC.
99 Wall Street. 6th Floor
New York. New York 10005
Attn: David I. Goodfriend Senior Managing Director

C. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

D. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document. This Agreement may be executed and delivered by exchange of facsimile copies or other electronic transmission showing the parties' signatures and those signatures need not be affixed to the same cops. The facsimile copies or other electronic transmission showing the signatures of the parties will constitute originally signed copies of the same Agreement requiring no further execution.

JH Darbie & Co., Inc.
99 Wall Street, 6th Floor, New York, NY 10005

E. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

F. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction at the courts of the State of New York located in New York, New York and of the federal courts in the Southern District at New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Paragraph 13B hereof.

The parties’ hereby waive trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of or in connection with this Agreement.

If the foregoing correctly sets forth the understanding between JHD and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

JH DARBIE CO, INC
By its Authorized Signatory:

By: /s/ David I. Goodfriend
David I. Goodfriend
Senior Managing Director

Accepted and Agreed:
CONTINUITYX SOLUTIONS. INC.
By its Authorized Signatory:

By:
Name:
Title:

JH Darbie & Co., Inc.
99 Wall Street, 6th Floor, New York, NY 10005

Member FINRA / SIPC

SCHEDULE A
Indemnification Provisions

In connection with the engagement of JH DARBIE & CO. INC. (“JHD") by CONTINUITYX SOLUTIONS. INC., (the "Company") pursuant to a letter agreement dated August 9, 20 I 2 between the Company and JHD as it may be amended from time to time (the “Letter Agreement"), the Company, hereby agree its follows:

1.	In connection with or arising out of or relating to the engagement JHD under the Letter Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter Agreement, the Company agrees to reimburse JHD, its affiliates and their respective directors, officers, employees, agents and controlling persons (each an "Indemnified Party") promptly upon demand for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect thereof (collectively, a “Claim”). The Company also agrees (in connection is with the foregoing) to indemnity and hold harmless each Indemnified Party from and against any and all out-of-pocket losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject including any amount paid in settlement of any litigation or other action (commenced or threatened) to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not an Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this, sentence in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by: final judgment (not subject to further appeal) that such loss. claim, damage or liability was incurred solely as a direct result of the willful misconduct or gross negligence of such Indemnified Party.

2.	An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any Claim. The Company shall pay the reasonable fees and expenses of such legal counsel and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company.

3.	The Company will not, without the prior written consent of each Indemnified Party, settle compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

4.	In the event the indemnity provided for in paragraphs I and 2 hereof is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party's losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 hereof' is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation. proceeding or other action or claim. Notwithstanding the provisions hereof, JHD's share of the liability hereunder shall not be in excess of the amount of fees actually received by JHD under the Letter Agreement (excluding any amounts received as reimbursement of expenses by JHD).

JH Darbie & Co., Inc.
99 Wall Street, 6th Floor, New York, NY 10005

JH Darbie & Co., Inc.
99 Wall Street, 6th Floor, New York, NY 10005

5.	It is understood and agreed that, in connection with JHD’s engagement by the Company in under the Letter Agreement, JHD may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. These Indemnification Provisions shall apply to the engagement under the letter Agreement and to any such additional engagement and any modification of such additional engagement, provided however that in the event that the Company engages JHD to act as a dealer manager in an exchange or tender offer or as an underwriter in connection with the issuance of securities by the Company or to furnish an opinion letter, such further engagement may be subject to separate indemnification and contribution provisions as may be mutually agreed upon.

6.	These Indemnification Provisions shall remain in full force and effect in connection with the transaction contemplated by the Letter Agreement whether or not consummated, and shall survive the expiration of the period of the letter Agreement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Letter Agreement or otherwise.

7.	Each party hereto consents to personal jurisdiction and service of process and venue in any court in the state of New York in which any claim for indemnity is brought by any Indemnified Person.

8.	These Indemnification Provisions may be executed in any number of counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. These Indemnification Provisions may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

JH DARRIE & CO., INC.
By Its Authorized Signatory:

By: David I. Goodfriend
David I. Goodfriend
Senior Managing Director

CONTINUITYX SOLUTIONS, INC.
By Its Authorized Signatory:

By:
Name:
Title:

JH Darbie & Co., Inc.
99 Wall Street, 6th Floor, New York, NY 10005

EXHIBIT A - Investors

Pursuant to Paragraph 1 of the Investment Banking Agreement (“Agreement”) by and between JH Darbie & Co. Inc. (“JHD”) and ContinuityX Solutions. Inc. (together with all subsidiaries, affiliates, successors and other controlled units, either existing or formed subsequent to the execution of this Exhibit A, collectively, the “Company”) dated as of August 9, 2012, for purposes at the Agreement. the definition of “Investors” shall include any one or  more of the names set forth below together with any of their respective subsidiaries and/or affiliates.

JH DARBIE & CO., INC	CONTINUITYX SOLUTIONS, INC.
By Its Authorized Signatory	By Its Authorized Signatory

By: David I. Goodfriend	By:
David I. Goodfriend	Name:
Senior Managing Director	Title:

JH Darbie & Co., Inc.
99 Wall Street, 6th Floor, New York, NY 10005